EXHIBIT 4.21

SUN HUNG KAI REAL ESTATE AGENCY LTD. 新鴻基地產代理有限公司

Beijing 2008

Our Ref: OL0806100004
Company Licence No: C-005253
In reply: Please quote our reference number on the letter and envelope.

Direct Fax: 2827 0821

13 June 2008

Nissin Precision Metal Manufacturing Ltd
Unit 810, Level 8
Landmark North
39 Lung Sum Avenue
Sheung Shui, New Territories

Attn: Ms Fong

Dear Madam

Re: Tenancy Renewal
Unit 810, Level 8, Landmark North ("the said premises")

Further to the recent discussion between your goodself and our Mr Samuel Kan regarding renewal of the tenancy in respect of the said premises, we would like to confirm the Landlord's offer to renew the said tenancy on the broad terms and conditions as follows:-

Landlord	:	SHK SHEUNG SHUI LANDMARK INVESTMENT LIMITED
Landlord's Agent	:	Sun Hung Kai Real Estate Agency Ltd Room 408, 4/F, Sun Hung Kai Centre 30 Harbour Road, Wanchai, Hong Kong
Tenant	:	Nissin Precision Metal Manufacturing Ltd Unit 810, Level 8 Landmark North 39 Lung Sum Avenue Sheung Shui, New Territories
Premises	:	Unit 810, Level 8, Landmark North 39 Lung Sum Avenue, Sheung Shui, New Territories
Gross Area	:	Approx 1,912 sf (G).

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香港港灣道三十號新鴻基中心四十五樓
電話：二八二七 八一一一 圖文傳真：二八二七 二八六二
網頁：http://www.shkp.com 電子郵件：shkp@shkp.com
45/F., SUN HUNG KAI CENTRE, 30 HARBOUR ROAD, HONG KONG.
TEL: 2827 8111 FAX: 2827 2862
WEBSITE: http://www.shkp.com E-MAIL: shkp@shkp.com
1A178/20000/P/12-07/MK

SUN HUNG KAI
REAL ESTATE AGENCY LTD.
新鴻基地產代理有限公司

Nissan Precision Metal Manufacturing Ltd

Attn: Ms Fong

Term	:	THREE (3) YEARS to be commencing on 1 August 2008 and expiring on 31 July 2011 (both days inclusive).
Rent	:	Year 1-3, HK$28,680.00 [i.e. approx @HK$15.00 psf (G)] per month. Payable monthly in advance, exclusive of air-conditioning and management charges, rates and other outgoings.
Air-conditioning and Management Charges	:	Currently estimated at HK$6,787.60 per month (inclusive of provision of management service and standard hours air-conditioning supply) payable monthly in advance and subject to revision.
Deposit	:	Three months' rent and air-conditioning and management charges at HK$106,402.80. The existing deposit of HK$99,806.40 to be transferred and be applied to pay the deposit payable under the new Tenancy Agreement and the short-fall of deposit of HK$6,596.40 to be paid by the Tenant upon signing of this offer letter ("the initial deposit"). No interest is payable on the initial deposit.

.../3

Nissin Precision Metal Manufacturing Ltd

Attn: Ms Fong

Tenancy Agreement	:	It is a condition of the agreement constituted by your acceptance of the offer made herein that the new Tenancy Agreement shall be signed by you on or before 30 June 2008. If the new Agreement is not signed by you and returned to us on or before the said date, the agreement constituted as aforesaid shall be considered to have been breached by you and the Landlord shall be entitled to terminate the proposed renewal of letting and the said agreement with immediate effect by notice to you in writing and (if any) the initial deposit paid will be forfeited as liquidated damage, but not penalty, to compensate the loss sustained by the Landlord in keeping the captioned premises available to you, but without prejudice to the Landlord's right to make claim against you for damages not being set off or covered by (if any) any deposit forfeited or to, as the Landlord will deem fit so to do as an alternative remedy, enforce performance of the said agreement by you.
Legal Cost, Stamp Duty & Disbursement	:	Each party shall pay its own legal costs but stamp duty shall be shared equally between the parties. The Tenant shall also pay to the Landlord a sum of HK$800.00 as contribution towards the disbursement incurred from this letting.
User	:	For Office use only.
Rent-free Period	:	There will be no rent-free period during the term of the tenancy.
Handover Condition	:	The Tenant will take the said premises in an "as is" condition and undertakes to reinstate the said premises to a "bare shell" state and condition and, in particular, reinstate the ceiling of the said premises to such state, layout and condition as the Landlord may then instruct the Tenant upon expiration or sooner determination of the tenancy.
Option to Renew	:	Nil.
Special Condition (s)	:	Nil.

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Beijing 2008

SUN HUNG KAI REAL ESTATE AGENCY LTD. 新鴻基地產代理有限公司

Nissin Precision Metal Manufacturing Ltd

Attn: Ms Fong

Trusting the above terms and conditions are acceptable to you, we shall be glad if you could confirm your acceptance of the said terms and conditions by signing and returning the duplicate of this letter to us together with your cheque made payable to "Sun Hung Kai Real Estate Agency Ltd" for the initial deposit (i.e. HK$6,596.40) on or before 18 June 2008, after then this offer will lapse automatically. We stress that time shall be of the essence hereof. Your acceptance hereof in the said manner shall constitute valid and binding agreement between you and the Landlord for the renewal of letting of the said premises on the broad terms and conditions contained herein.

Yours faithfully
For and on behalf of
SUN HUNG KAI REAL ESTATE AGENCY LTD

Janet Ho
Assistant Manager
Office Leasing Department

JH/SK/bc

香港港灣道三十號新鴻基中心四十五樓
電話：二八二七 八一一一 圖文傳真：二八二七 二八六二
網頁：http://www.shkp.com 電子郵件：shkp@shkp.com

45/F., SUN HUNG KAI CENTRE, 30 HARBOUR ROAD, HONG KONG.
TEL: 2827 8111 FAX: 2827 2862
WEBSITE: http://www.shkp.com E-MAIL: shkp@shkp.com